EXHIBIT 99.1

Jaws Mustang Acquisition Corporation Suspends Pursuit of Hospitality Business Combination

Miami Beach, FL, November 1, 2024 – Jaws Mustang Acquisition Corporation (NYSEA: JWSM), a special purpose acquisition company (“Jaws”), has suspended pursuit of its previously announced hospitality business combination. On March 8, 2024, Jaws entered into a non-binding letter of intent (“non-binding LOI”) with investment affiliates of Starwood Capital Group (collectively, the “Starwood Capital Entities”) that owned interests in a portfolio of hotels (the “Initial Portfolio”), including the 1 Hotel Central Park in Manhattan (“1 CP”), for a potential business combination. Subsequently, the Starwood Capital Entities received an offer from Host Hotels & Resorts, Inc. (NYSE: HST) to purchase the 1 CP on terms which the Starwood Capital Group Entities concluded were in the best interest of their investors to accept. HST’s acquisition of the 1 CP was consummated on July 31, 2024. To date, Jaws has not identified one or more additional hotel interests that would constitute a suitable replacement for the 1 CP in the Initial Portfolio. At the present time, Jaws has suspended further pursuit of such previously announced hospitality business combination.

About Jaws

Jaws, led by Chairman Barry S. Sternlicht and Chief Executive Officer Andrew Klaber, is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Media Contact

Tom Johnson or Emma Prenn-Vasilakis, H/A Advisors Abernathy

tom.johnson@h-advisors.global or emma.prenn-vasilakis@h-advisors.global